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Exhibit 99.1

News Release

Media Contacts:
Mary Amundsen —	816-467-3652
Media Relations —	816-467-3000
Investor Contact:
Ellen Fairchild —	816-527-1409

AQUILA COMPLETES CONCURRENT EQUITY AND DEBT OFFERINGS AS PART OF ITS STRATEGIC AND FINANCIAL REPOSITIONING

        KANSAS CITY, MO, July 3, 2002—Aquila, Inc. (NYSE: ILA) announced today it has closed its concurrent offerings of 37,500,000 primary shares of common stock at $7.50 per share and $500 million of senior unsecured notes with an adjusted coupon of 11.875 percent, raising gross proceeds of approximately $780 million prior to any exercise by the underwriters of the 15 percent over-allotment option for the common stock offering.

        "This completes our capital markets needs through 2003. We're very pleased to complete these offerings given the current state of the market. Now we can move forward to focus on our business," said Robert K. Green, Aquila's president and chief executive officer.

        Credit Suisse First Boston is the sole book-running manager and lead underwriter for the 37,500,000 primary common shares and the senior co-managers are Deutsche Bank Securities and UBS Warburg, with Credit Lyonnais Securities (USA) Inc. and TD Securities serving as junior co-managers. The underwriters will have a 30-day option to purchase up to 5,625,000 additional primary shares from Aquila, Inc. to cover any over-allotments of shares.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation, and mid-stream natural gas assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

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Aquila Equity/Debt Offering, Page 2

The senior notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. The stock offering will be made by a prospectus only. A copy of the prospectus may be obtained from the underwriters.

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  Exhibit 99.1